Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Employment Inducement Awards to David C. Peterschmidt, Claude J. Pumilia and Eric D. Goldfarb of CIBER, Inc. of our reports dated February 25, 2011, with respect to the consolidated financial statements of CIBER,  Inc. and the effectiveness of internal control over financial reporting of CIBER, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado
May 5, 2011